UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)       July 29, 2010

Citigroup Inc.

 (Exact name of registrant as specified in its charter)

Delaware	1-9924	52-1568099
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

399 Park Avenue, New York, New York 10043

 (Address of principal executive offices) (Zip Code)

(212) 559-1000

 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Citigroup Inc.
 Current Report on Form 8-K

Item 8.01.  Other Events.

On July 29, 2010, the Securities and Exchange Commission (“SEC”) and Citigroup Inc. (“Citigroup”) announced that Citigroup has reached a settlement with the SEC regarding certain 2007 disclosures made by Citigroup about its subprime exposure.

The settlement relates to allegations by the SEC that Citigroup's disclosures about its subprime exposure in the second and third quarters of 2007 were misleading because they failed to set out the extent of Citigroup's net subprime-related exposure to so-called "super-senior" tranches of CDOs and related positions known as liquidity puts.

Pursuant to the settlement, Citigroup, without admitting or denying liability, has consented to the filing of an SEC complaint charging Citigroup with violating Section 17(a)(2) of the Securities Act of 1933 and Section 13(a) of the Securities Exchange Act of 1934 and related regulations, and to the entry of an injunction prohibiting future violations of these provisions.  Citigroup is not being charged with intentional or reckless misconduct.  The settlement is subject to approval of the United States District Court for the District of Columbia.

Citigroup has agreed to pay a $75 million penalty as part of the settlement.  All of the penalty will be paid into a "Fair Fund," to be used as compensation for injured investors, if any, and will offset any potential judgments or settlements in related civil litigations, if necessary.

Citigroup's former CFO, Gary Crittenden, and its former head of Investor Relations, Arthur Tildesley, also agreed to settlements with the SEC, without admitting or denying liability.  Mr. Crittenden is no longer with Citigroup.  Mr. Tildesley remains with Citigroup in a different position.  Like Citigroup, neither Mr. Crittenden nor Mr. Tildesley is being charged with intentional or reckless misconduct.  The individual settlements are part of administrative proceedings, and are not subject to court approval.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 29, 2010	CITIGROUP INC.

	By:	/s/ Michael S. Helfer
Name: Michael S. Helfer
Title: General Counsel and Corporate Secretary